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UCAR INTERNATIONAL INC.    3102 West End Avenue, Suite 1100, Nashville, TN 37203

                                        N E W S    R E L E A S E

FOR IMMEDIATE RELEASE                                      CONTACT:  Nancy Falls
                                                           Treasurer
                                                           615-760-7720

                 UCAR ANNOUNCES RESOLUTION OF LAST MAJOR PENDING
                ANTITRUST PROCEEDING; EUROPEAN COMMISSION ISSUES
                     GRAPHITE ELECTRODE ANTITRUST DECISION


         Nashville, TN July 18, 2001 - UCAR International Inc. (NYSE: UCR) today announced that the European Commission has issued its decision regarding its graphite electrode antitrust investigation. Under the decision, the Commission has assessed a fine of Euro 50.4 million (approximately USD $43 million) against

UCAR resulting from the role of our former management in a graphite electrode price fixing cartel. Seven other graphite electrode producers were also fined under the decision with fines ranging up to Euro 80.2 million (approximately USD

$69 million). In mid-1998, we brought in a new management team in response to the antitrust investigations. The new team immediately implemented strict antitrust compliance policies and procedures. Since 1998, the new team also has acted expeditiously in settling antitrust liabilities and offered its full cooperation to the Commission in its investigations. As a result of the fine, we will record a charge of USD $10 million in the 2001 second quarter. We are very pleased that this decision brings to a conclusion our last major pending antitrust liability.


         From the initiation of its investigation, we have cooperated fully and continuously with the Commission. As a result of our significant and early cooperation, our fine reflects a 40 percent reduction from the amount that otherwise would have been assessed. The Commission's policy is to negotiate appropriate terms of payment of antitrust fines, including extended payment terms. Based on that policy and our recent discussions regarding payment terms with the Commission, we believe that payment of the fine
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will not interfere with the implementation of our business strategies or compliance with financial covenants in our credit agreement.


         A registration statement relating to our securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer,

solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


         UCAR PROVIDES NATURAL AND SYNTHETIC GRAPHITE AND CARBON PRODUCTS AND SERVICES TO CUSTOMERS IN THE STEEL, ALUMINUM, FUEL CELL POWER GENERATION, ELECTRONICS, SEMICONDUCTOR AND TRANSPORTATION INDUSTRIES.

         NOTE: This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about such matters as future results and benefits of resolution of antitrust investigations, lawsuits and claims and strategic initiatives. We have no duty to update such statements. Actual future events and circumstances (including future performance, results and trends) could differ materially from those set forth in these statements due to various factors. These factors include the occurrence of unanticipated events or circumstances relating to antitrust investigations, lawsuits or claims or strategic initiatives, and other risks and uncertainties, including those detailed in our filings with the SEC.